Exhibit (h)(16)

AMENDMENT TO
ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment dated as of April 26, 2016 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated September 8, 2015, as amended (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the funds listed in Appendix A hereto, as may be amended from time to time (the “Funds”), each a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Effective as of April 26, 2016, APPENDIX A (LIST OF FUNDS) of the Agreement is deleted in its entirety and replaced with the APPENDIX A (LIST OF FUNDS) attached hereto and incorporated by reference herein.

2.            Effective as of April 26, 2016, APPENDIX C (COMPENSATION) of the Agreement is deleted in its entirety and replaced with the APPENDIX C (COMPENSATION) attached hereto and incorporated by reference herein.

3.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS SERIES TRUST, on behalf of the Funds

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	Executive Vice President

APPENDIX A

LIST OF FUNDS

Clarkston Partners Fund
Clarkston Fund
Clarkston Founders Fund
Clarkston Select Fund

APPENDIX C

COMPENSATION